EXHIBIT 99

FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
October 31, 2003		tad.hutcheson@airtran.com
407.251.5578

AIRTRAN AIRWAYS REDEEMS REMAINDER OF ITS 11.27 PERCENT
SENIOR SECURED NOTES DUE APRIL 2008

     ORLANDO, Fla. Oct. 31, 2003 - AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE:AAI), today announced that it has redeemed, at par, the remaining $32.0 million aggregate principal amount of its 11.27 Percent Senior Secured Notes, due April 2008, held by Boeing Capital Loan Corporation. On October 1, 2003, AirTran Airways had previously redeemed $35.0 million in aggregate principal amount of the Senior Secured Notes from Boeing Capital with a portion of the net proceeds from an equity offering by AirTran Holdings, which also closed on October 1. As a result of the early redemption of the $67.0 million in aggregate principal amount of the Senior Secured Notes, AirTran Airways expects to take a non-cash charge to earnings of approximately $10.4 million in the fourth quarter of 2003, representing the write off of deferred loan costs and debt discount.

     AirTran Airways is one of America's largest low-fare airlines - employing more than 5,600 professional Crew Members and operating 508 flights a day to 45 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, the world's busiest airport by passenger volume, where it is the second largest carrier operating 188 flights per day. AirTran Airways, a subsidiary of AirTran Holdings (NYSE:AAI), is the world's largest operator of the Boeing 717 and has the youngest all-Boeing fleet of any airline. In 2004, the airline will begin taking delivery of new Boeing 737-700s. For reservations or more information, visit http://www.airtran.com (America Online Keyword: AirTran).

Editor's Note: Statements regarding our operational and financial success, business model, ability to return value to investors, and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by us, our ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in our SEC filings, including but not limited to our annual report on Form 10-K for the year ended December 31, 2002. We disclaim any obligation or duty to update or correct any of our forward-looking statements.